EXHIBIT 99.1
INDEX OF FINANCIAL STATEMENTS

Description	Page No.

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at April 16, 2010	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Washington Banking Company and Subsidiaries
We have audited the accompanying statement of assets acquired and liabilities assumed by Whidbey Island Bank (the “Bank”), a wholly-owned subsidiary of Washington Banking Company (the “Company”), pursuant to the Purchase and Assumption Agreement, dated April 16, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the statement of assets acquired and liabilities assumed by Whidbey Island Bank pursuant to the Purchase and Assumption Agreement, dated April 16, 2010, is presented fairly, in all material respects, on the basis of accounting described in Note 1.
/s/ Moss Adams LLP

Portland, Oregon
July 2, 2010

Statement of Assets Acquired and Liabilities Assumed by
Whidbey Island Bank
(a wholly-owned subsidiary of Washington Banking Company)

(dollars in thousands)	April 16, 2010
Assets
Cash and due from banks	$277,907
Interest bearing deposits	2,078

Total cash and cash equivalents	279,985
Investment securities
Available for sale, at fair value	9,120
Covered loans	323,842
FHLB stock	4,744
Core deposit intangibles	3,293
Covered other real estate owned	5,798
FDIC indemnification asset	84,113
Other assets	4,235

Total assets acquired	$715,130

Liabilities
Deposits	$650,104
FHLB advances	50,152
Other liabilities	13,732

Total liabilities assumed	713,988

Net assets acquired	1,142

Total liabilities and net assets acquired	$715,130

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Washington Banking Company (the “Company”) was formed on April 30, 1996 and is a registered bank holding company whose primary business is conducted by its wholly-owned subsidiary, Whidbey Island Bank (the “Bank”). The business of the Bank, which is focused in the northern area of Western Washington, consists primarily of attracting deposits from the general public and originating loans. The Company and its subsidiaries are subject to regulation by certain federal and state agencies and undergo periodic examination by these regulatory agencies.
The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and practices in the financial services industry.
As described in Note 2, the Bank acquired certain assets and assumed certain liabilities of the former City Bank in a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction (the “City Acquisition”) on April 16, 2010. The acquisition of the net assets of City Bank constitutes a business acquisition as defined by the Business Combinations topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including the FDIC indemnification asset and identifiable intangible assets, and the assumed liabilities in the City Acquisition were measured and recorded at the April 16, 2010 acquisition date.
Fair Value of Assets Acquired and Liabilities Assumed
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.
Cash and Cash Equivalents — Cash and cash equivalents include cash and due from banks, and interest bearing deposits with banks and the Federal Reserve Bank. Cash and cash equivalents have a maturity of 90 days or less at the time of purchase. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.
Investment Securities — The fair value for each purchased security was the quoted market price at the close of the trading day effective on April 16, 2010.
Covered Loans — The Bank refers to the loans acquired in the City Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC shared-loss agreements. At the April 16, 2010 acquisition date, we estimated the fair value of the City Acquisition loan portfolio subject to the FDIC shared-loss agreements at $323.8 million, which represents the discounted expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents the estimate of expected credit losses in the City Acquisition loan portfolio at the acquisition date.
In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors expected by market participants were considered in determining the fair value of acquired loans, including loan pool level estimated cash flows, type of loan and related collateral, risk classification status (i.e. performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)
FHLB Stock — The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the par value.
Core Deposit Intangibles — In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. Based on this valuation, a core deposit intangible asset of $3.3 million will be amortized over the projected useful lives of the related deposits on an accelerated basis over 9 years.
Marketing and Sales Alliance Receivable — The fair value of a receivable related to the sale of City Bank’s merchant card business was measured based upon market indicators.
Visa Class B Common Stock — The fair value of Visa Class B common stock was estimated by applying an 18% discount to the value of the unredeemed Class A equivalent shares. The discount was determined by a third-party and primarily represents the risk related to the further potential reduction of the conversion ratio between Class B and Class A shares and a liquidity risk premium.
Covered Other Real Estate Owned — Other real estate owned is presented at its estimated fair value and is also subject to the FDIC shared-loss agreement. The fair values were determined using expected selling price and date, less selling and carrying costs, discounted to present value.
FDIC Indemnification Asset — The FDIC indemnification asset is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the FDIC indemnification asset related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity. The $84.1 million fair value of the FDIC indemnification asset represents the present value of the estimated cash payments (net of amount owed to the FDIC) expected to be received from the FDIC for future losses on covered assets based on the credit adjustment on estimated cash flows for each covered asset pool and the loss sharing percentages. The ultimate collectability of the FDIC indemnification asset is dependent upon the performance of the underlying covered loans, the passage of time and claims paid by the FDIC. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into non-interest income over the life of the FDIC indemnification asset.
Deposits — The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings and interest checking accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
FHLB Advances — The fair value for FHLB advance was estimated using the payoff quote obtained from the FHLB on April 19, 2010. The Bank paid off the entire FHLB advance on April 19, 2010.
Deferred Income Taxes — Deferred income taxes relate to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in the transaction. The Company’s deferred income taxes were measured using a federal tax rate of approximately 35%.
Use of Estimates
Management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the City Acquisition. Actual results could differ from those estimates. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

(2) FDIC-ASSISTED ACQUISITION
On April 16, 2010 the Bank acquired certain assets and assumed certain liabilities of City Bank from the FDIC in an FDIC assisted transaction. As part of the Purchase and Assumption Agreement, the Bank and the FDIC entered into shared-loss agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”). The Bank will share in the losses, which begins with the Bank incurring the first 2% of losses on the covered assets. After the first 2% of losses on covered assets, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on 100% of the loan portfolio. The shared-loss agreement for commercial and single family residential mortgage loans is in effect for five years and ten years, respectively, from the April 16, 2010 acquisition date and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.
In April 2020, approximately ten years following the acquisition date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than the stated threshold level. The payment amount will be 50% of the excess, if any, of (i) 20% of the intrinsic loss estimate ($111.0 million) minus (ii) the sum of (a) 25% of the asset discount (or 25% of the asset discount of ($50.7 million)), plus (b) 25% of cumulative shared-loss payments (as defined in the Agreement), plus (c) the cumulative servicing amount received by the Bank from the FDIC on covered assets. As of June 30, 2010, the Bank estimates that there will be no liability under this provision.
The Bank purchased certain assets of City Bank from the FDIC including (at fair value) approximately $323.8 million in loans, $280.0 million of cash and cash equivalents, and $9.1 million in investment securities. The Bank also assumed liabilities with fair value of approximately $650.1 million in deposits, $50.2 million in FHLB advances and $13.7 million of other liabilities of City Bank from the FDIC. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $84.1 million on the acquisition date. In addition to assuming certain liabilities in the transaction, the Company issued an equity appreciation instrument to the FDIC as part of the consideration. This instrument was valued at $2.1 million when issued; On April 27, 2010, the FDIC exercised its equity appreciation instrument. The application of the acquisition method of accounting resulted in a net after-tax gain of $1.1 million.
A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the net gain are as follows:

(dollars in thousands)	April 16, 2010
Cost basis net liabilities	$(54,943)
Cash payment received from the FDIC	99,445

Net assets acquired before fair value adjustments	44,502
Fair value adjustments:
Covered loans	(122,742)
Covered other real estate owned	(551)
Core deposit intangible	3,293
FDIC indemnification asset	84,113
Certificate of deposits	(6,000)
FHLB borrowings	(103)
Visa B common stock	2,025
Other assets	(649)
FDIC equity appreciation instrument	(2,131)

Pre-tax gain on the City Acquisition	1,757

Deferred income tax liability	(615)

Net after-tax gain on the City Acquisition	$1,142

The net gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. As indicated in the preceding table, net liabilities of $54.9 million (i.e., the cost basis) were transferred to the Company in the City acquisition, and the FDIC made a cash payment to the Company of $99.4 million.

(2) FDIC-ASSISTED ACQUISITION — (Continued)
The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of City Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of this option expires 90 days after April 16, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date.
(3) INVESTMENT SECURITIES AND FHLB STOCK
The Bank acquired $9.1 million of investment securities at estimated fair market value in the City Acquisition. The acquired securities include obligations of U.S. government agencies, corporate stock and registered investment companies. The fair value of investment securities acquired is as follows:

(dollars in thousands)	April 16, 2010
U.S. government agency securities	$5,076
Corporate stock	2,026
Registered investment companies	2,018

Total balance	$9,120

In addition, the Bank also acquired $4.7 million in Federal Home Loan Bank of Seattle stock.
Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of investment securities at April 16, 2010 is shown below by contractual maturity:

(dollars in thousands)	Within 1 year	1-5 years	5-10 years	Over 10 years	Total

U.S. government agency securities balance	$3,075	$—	$2,001	$—	$5,076
Weighted average yield	0.71%	—	0.63%	—	0.68%

Total balance	$3,075	$—	$2,001	$—	$5,076

Subsequent to the acquisition, one U.S. government agency security, in the amount of $2,010, was called on April 26, 2010.
(4) COVERED LOANS
The fair value of loans covered by loss sharing at April 16, 2010 is as follows (in thousands):

(dollars in thousands)	April 16, 2010
Performing:
Real estate — construction and land development	$66,848
Real estate — commercial and agricultural	243,817
Real estate — single and multi-family residential	26,854
Commercial, industrial and agricultural	15,409
Installment and other	791

Total performing loans	353,719
Total discount resulting from acquisition date fair value	(75,052)

Net performing loans	$278,667

Nonaccrual
Real estate — construction and land development	$42,285
Real estate — commercial and agricultural	36,930
Real estate — single and multi-family residential	12,818
Commercial, industrial and agricultural	785
Installment and other	47

Total nonaccrual loans	92,865
Total discount resulting from acquisition date fair value	(47,690)

Net nonaccrual loans	$45,175

Net loans covered under loss sharing agreement	$323,842

(4) COVERED LOANS — (Continued)
The Bank refers to the loans acquired in the City Acquisition as “covered loans” as the Bank will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC shared-loss agreements. At the April 16, 2010 acquisition date, the Bank estimated the fair value of City Bank’s loan portfolio subject to the shared-loss agreements at $323.8 million which represents the discounted expected cash flows from the portfolio. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents the estimate of expected credit losses in City Bank’s loan portfolio at the acquisition date.
At April 16, 2010, the fair value of covered loans totaled $323.8 million which represented unpaid balances of $446.6 million reduced by a discount of $122.8 million resulting from acquisition date fair value adjustments. The undiscounted contractual cash flows for the covered loans are estimated to be $477.2 million. The undiscounted expected cash flows for the covered loans are expected to be $347.8 million. At April 16, 2010, the accretable yield was approximately $24.0 million and the nonaccretable difference was approximately $129.4 million.
The covered loans acquired are and will continue to be subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings. These provisions will be mostly offset by an increase to the FDIC indemnification asset, and will be recognized in non-interest income.
The acquired loan portfolio also includes revolving lines of credit with funded and unfunded commitments. Funds advanced at the time of acquisition will be accounted for under ASC 310-30. Any additional advances on these loans subsequent to the acquisition date will not be accounted for under ASC 310-30. The loss-share agreement covers the total commitments outstanding as of the acquisition date; as such, any additional advances post acquisition, up to the total commitment outstanding at the time of acquisition, represents a covered transaction.
(5) CORE DEPOSIT INTANGIBLES
The Statement of Assets Acquired and Liabilities Assumed reflects core deposit intangible totaling $3.3 million at the acquisition date. The $3.3 million core deposit intangible will be amortized on an accelerated basis over 9 years. The estimated amortization expense for the remainder of 2010 and for the subsequent five years is as follows:
(dollars in thousands)

Estimated
Years ending December 31,	Amortization Expense

2010	$659
2011	586
2012	512
2013	439
2014	366
Thereafter	731

Total	$3,293

(6) DEPOSITS
The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

(dollars in thousands)	April 16, 2010	Rate
Noninterest bearing	$31,543	—%
Interest bearing demand	2,765	0.84%
Savings and money market	123,035	1.04%
Certificate of deposit under $100 thousand	317,232	2.68%
Certificate of deposit $100 thousand and over	169,529	2.44%
Certificate of deposit fair value adjustment	6,000	—%

Total balance	$650,104

The scheduled maturities of certificates of deposit at the acquisition date are as follows:

(dollars in thousands)	April 16, 2010
2010	$251,524
2011	84,057
2012	21,030
2013	13,484
2014	87,261
Thereafter	29,405

Total	$486,761
(7) FHLB ADVANCES
The Bank assumed $50.2 million in FHLB advances, at fair value. The FHLB advances acquired at April 16, 2010 are term debt and are secured by a blanket lien on eligible loans. Subsequent to acquisition, the Bank paid off the FHLB advances for $50.2 million.
(8) SUBSEQUENT EVENTS
Subsequent events are events and transactions that occur after the date but before financial statements are issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. We have evaluated events and transactions occurring subsequent to April 16, 2010, and such evaluation resulted in no adjustments to the accompanying Statement of Assets Acquired and Liabilities Assumed.